Exhibit 10.7.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 25, 2007 by and between NewAlliance Bancshares, Inc., a business corporation organized under the laws of the State of Delaware (the “Company”), NewAlliance Bank, a Connecticut savings bank (the “Bank”), and Gail E.D. Brathwaite (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive is currently employed as the Executive Vice President and Chief Operating Officer of the Company and the Bank pursuant to an employment agreement between the Company, the Bank and the Executive originally entered into as of April 1, 2004 and amended and restated effective January 3, 2006 (the “Employment Agreement”);

        WHEREAS, the Company and the Bank desire to amend and restate the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

        WHEREAS, the Company and the Bank desire to ensure that the Company and the Bank are assured of the continued availability of the Executive’s services as provided in this Agreement, with the Company and the Bank collectively referred to herein as the “Employers”; and

        WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employers and the Executive hereby agree as follows:

SECTION 1.                                EFFECTIVE DATE; EMPLOYMENT.

        This Agreement shall be effective on the date first written above (the “Effective Date”), provided that all changes intended to comply with Section 409A of the Code, including without limitation changes to Sections 9, 10, 11 and 12 of the Agreement, shall be retroactively effective to January 1, 2005; and provided further that no retroactive change shall affect the compensation or benefits previously paid to the Executive.  Each of the Employers agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.                                EMPLOYMENT PERIOD.

        (a) The terms and conditions of this Agreement shall be and remain in effect during  the period of three years beginning on April 1, 2007 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Initial Term”), plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

        (b)  Except as provided in Section 2(c), prior to the first annual anniversary of the Commencement Date and each annual anniversary thereafter, the Boards of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance and any recommendation of Chief Executive Officer) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Boards of Directors so approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than ninety (90) days prior to any such anniversary date. If the Executive does not receive such notice, she may, by written notice given at any time during the ninety (90) days prior to the relevant anniversary date, request from the Board of Directors written confirmation that the term has been extended and, if such confirmation is not received by the Executive within thirty (30) days after the request therefor is made, the Executive may treat the term as having not been extended. Upon termination of the Executive’s employment with either of the Employers for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.  In addition, no annual renewals shall extend beyond the Executive’s 65th birthday, and in no event shall the Employment Period extend beyond the Executive’s 65th birthday.

        (c) Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason, provided, however, that the relative rights and obligations of the Employers and the Executive in the event of any such termination, including any requirements with respect to prior notice of such termination, shall be determined under this Agreement.

SECTION 3.                                DUTIES.

        Throughout the Employment Period, the Executive shall serve as the Executive Vice President and Chief Operating Officer of each of the Employers, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Employers and as are customarily associated with such positions.  The Executive shall report directly to the Chief Executive Officer of the Company and/or the Bank. The Executive shall devote her full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employers and shall use her best efforts to advance the interests of the Employers.

SECTION 4.                                CASH AND OTHER COMPENSATION.

        (a) In consideration for the services to be rendered by the Executive hereunder, the Employers shall pay to her a salary of three hundred fifty one thousand dollars ($351,000) annually (“Base Salary”) as of the date of restatement of this Agreement.  The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Company’s and the Bank’s customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Compensation Committees of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”) (collectively the “Boards”) shall review the Executive’s annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve months, and may, in their respective discretion, approve an increase therein.  Such review of Executive’s Base Salary shall take into account not only the Executive’s performance as well as the Employers’ performance since the date of the last review conducted pursuant to this Section 4(a) but also shall take into consideration the salaries of similar situated officers at comparably situated financial institutions as determined by the Compensation Committees thereof as well as any recommendation of the Chief Executive Officer.  In addition to salary, the Executive may receive other cash compensation from the Employers for services hereunder at such times, in such amounts and on such terms and conditions as the Company Board or the Bank Board may determine from time to time.  Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Employers without the Executive’s express prior written consent.

        (b) The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employers in discretionary bonuses to executive officers as authorized by the Company Board and/or the Bank Board.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Company Board and/or the Bank Board.  In connection with the foregoing, under the terms of the Bank’s Executive Short Term Incentive Plan (the “ESTIP”), annual cash bonuses can be awarded to the Executive in an amount equal to up to 200% of the Executive’s Base Salary as in effect at the start of the ESTIP’s plan year to which the bonus relates.  The Compensation Committee of the Board of Directors of the Company shall make an annual determination of the exact percentage of Base Salary to be used with respect to the possible bonus, if any, to be paid to the Executive for the relevant plan year and shall notify the Executive by the end of January of the ESTIP’s plan year to which such percentage shall be applicable, commencing January 2005.

SECTION 5.                                EMPLOYEE BENEFIT PLANS AND PROGRAMS.

        (a) During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings or profit-sharing plans (including but not limited to, the Company’s Employee Stock Ownership Plan (the “ESOP”), the Bank’s defined benefit pension plan the Bank’s 401(k) Profit Sharing Plan, the Bank’s Supplemental Executive Retirement Plan and the Bank’s 2004 Supplemental Executive Retirement Plan and any similar plans that may be adopted in the future), any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, the ESTIP and any incentive compensation plans or programs or any stock benefit plans) as may from time to time be maintained by, or cover employees of, the Company and the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s and the Bank’s customary practices.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

        (b)  During the Employment Period, the Employers shall provide the Executive with an expense allowance (“Expense Allowance”) payable monthly equal to $600 per month to pay for the costs of an automobile.  Such Expense Allowance shall take into account the federal and state income tax effect on the Executive of receipt of such allowance.   In the event that with respect to a given calendar year occurring during the term of this Agreement, the Executive believes that she drove during such year Business Miles (as hereinafter defined) in excess of the Covered Business Miles (as hereinafter defined) in connection with the business of the Bank and/or the Company and wishes to seek reimbursement as provided herein for such excess, within 40 days after the end of such calendar year, the Executive shall provide information to the Company and the Bank (as well as any additional information as the Employers may reasonably request in order to review the Executive’s claim) with respect to the number of miles driven in the such calendar year in connection with the business of the Bank and/or the Company (“Business Miles”).  In the event the number of Business Miles driven during such calendar year is determined by the Employers to be more than 5,000 (“Covered Business Miles”), the Bank or the Company will provide the Executive an additional reimbursement for the Business Miles in excess of the Covered Business Miles at a rate equal to the standard mileage rate as published by the Internal Revenue Service for the period in which the excess Business Miles were incurred (“Reimbursement Rate”), with such reimbursement to be provided no later than March 15 of the year immediately following the year in which the excess Business Miles were incurred.  The Expense Allowance, the Covered Business Miles and the Reimbursement Rate shall be reviewed annually by the Compensation Committee of the Company Board and, if increased, shall be reflected in an addendum hereto.  Notwithstanding the foregoing, nothing herein shall be deemed to impose upon the Employers or obviate the Executive’s obligation, legal or otherwise, to maintain liability insurance with respect to the Executive’s personal use of an automobile.

        (c) The Employers shall provide and pay for a parking space for the Executive in the Bank’s main office parking garage or, if such space shall become unavailable due to tenant commitments or otherwise, in an alternative convenient closed parking garage.

        (d)  The Executive shall be entitled to paid holidays and paid vacation consistent with the Employers’ policy for executive officers.

        (e) The Employers shall provide during the term of this Agreement, subject to the limitations set forth herein, for the Executive to receive, at the Employers’ expense, the services of a tax professional and a personal financial planning professional (which may be the same person or entity for both services) (the “Tax Service Professional”) selected by the Employers and reasonably satisfactory to the Executive.  Subject to the limitations set forth herein, if the Employers do not specify a Tax Services Professional reasonably acceptable to the Executive, the Executive will be entitled to use the services of a Tax Services Professional of her choosing and seek reimbursement by the Employers for the reasonable cost of such Tax Service Professional actually incurred by the Executive.  The services to be provided shall include (i) the preparation of all required federal, state and local personal income tax returns, (ii) advice with respect to federal, state and local income tax treatment of cash and other forms of compensation paid to the Executive by the Employers and (iii) investment and retirement counseling and estate planning.  Notwithstanding the foregoing, the annual cost to the Employers of providing the services to the Executive of such Tax Service Professional, whether such Tax Service Professional is selected by the Employers or the Executive, shall not exceed $2,500 (the “Annual Cost”), prior to any adjustment for income tax effects of reimbursement for such expense.  Reimbursement of the Executive for the Annual Cost shall take into account the federal and state income tax effect on the Executive of receipt of such Annual Cost, and such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which the Annual Cost was incurred. The Annual Cost shall be reviewed annually by the Compensation Committee of the Company and, if increased, shall be reflected in an addendum hereto.

        (f) During the Employment Period, the Employers will reimburse and/or pay for the Executive’s cost of membership in a mutually agreed upon club (or such successor club reasonably agreed to by the Employers and the Executive), including all membership bonds or surety, initiation or membership fees, annual dues, capital assessments, and all business-related expenses incurred at the club (“Club Expenses”).  The Executive shall be reimbursed for the cost of Club Expenses expended by the Executive no later than March 15 of the year immediately following the year in which the Club Expenses were incurred, and any such reimbursement and/or payment of the Club Expenses by the Employers shall take into account the federal and state income tax effect on the Executive of receipt of reimbursement for the Club Expenses.

SECTION 6.                                INDEMNIFICATION AND INSURANCE.

        (a) During the Employment Period and for a period of six years thereafter, the Employers shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employers or service in other capacities at the request of the Employers.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employers or any successors.

        (b) To the maximum extent permitted under applicable law, the Employers shall indemnify the Executive against and hold her harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in her capacity as a director or officer of the Employers or any subsidiary or affiliate.

SECTION 7.                                OUTSIDE ACTIVITIES.

        The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as she may disclose to and as may be approved by the Employers (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of her duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of her duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employers and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, she shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.                                WORKING FACILITIES AND EXPENSES.

        It is understood by the parties that the Executive’s principal place of employment shall be at the Employers’ principal executive office located in New Haven, Connecticut, or at such other Board approved location within 50 miles of the address of such principal executive office, or at such other location as the Employers and the Executive may mutually agree upon.  The Employers shall provide the Executive at her principal place of employment with a private office, secretarial services and other support services and facilities suitable to her position with the Employers and necessary or appropriate in connection with the performance of her assigned duties under this Agreement.  The Employers shall reimburse the Executive for her ordinary and necessary business expenses attributable to the Employers’ business, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of her duties for the Employers under this Agreement, in each case upon presentation to the Employers of an itemized account of such expenses in such form as the Employers may reasonably require.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

SECTION 9.                                TERMINATION OF EMPLOYMENT WITH BENEFITS.

        (a) Subject to Sections 9(b) and 9(c), the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

    (i) her employment with both of the Employers terminates during the Employment Period as a result of the Executive’s termination for Good Reason (as defined in Section 9(a)(i)(A) and (B) of this Agreement), which shall mean a termination based on the following:

        (A) any material breach of this Agreement by the Employers, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 3, or (3) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

        (B) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period; or

    (ii) the Executive’s employment with the Employers is terminated by the Employers  during the Employment Period for any reason other than for “cause,” death or “Disability,” as provided in Section 10(a).

    (b) Subject to Section 9(c), and provided that no Change in Control (as defined in Section 11(a) hereof) has occurred, the Employers shall pay and provide to the Executive (or, in the event of her subsequent death, to her estate) the following severance benefits for the period beginning on the date that her employment terminates and ending on either (i) the last day of the Employment Period or (ii) 24 months subsequent to the date of termination, whichever period is greater (the “Severance Benefits Period”):

    (i) her earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of her employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

    (ii) the benefits, if any, to which she is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s and the Bank’s officers and employees (such benefits not to include the expense allowance provided by Section 5(b)) through the date of the termination of her employment;

    (iii) continued group life, health, dental and accident insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Severance Benefits Period, coverage equivalent to the coverage to which she would have been entitled under such plans if she had continued to be employed during such period; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 9(b)(iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year;

    (iv) a lump sum cash amount equal to the projected cost to the Employers of providing group long-term disability insurance benefits to the Executive for the Severance Benefits Period, with the projected cost to the Employers to be based on the costs incurred as of the date of termination as determined on an annualized basis;

    (v) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value of (A) the Executive’s Annual Compensation (as hereinafter defined) multiplied by (B) a fraction which is either (1) the number of days left in the Employment Period if the Executive had not been terminated or (2) 730, whichever is greater, divided by 365, using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service (the “IRS”) for the month in which the termination of employment occurs, compounded monthly;

    (vi) a lump sum cash amount equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the pro rata portion of any target bonus awarded to the Executive under the Bank’s Executive Incentive Plan (the “EIP”) (or such other short-term incentive compensation plan(s) that the Employers may adopt subsequent to the date hereof as a replacement therefor) which relates to the calendar year in which such termination occurs; provided that such pro rata portion will be calculated by multiplying the amount of the target bonus by a fraction the numerator of which is the number of days elapsed in the calendar year as of the date of termination and the denominator is 365; provided, further, that such pro rated target bonus shall be paid within 30 days following termination of employment;

    (vii) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the excess, if any, of:

        (A) the value of the aggregate benefits to which she would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank if she were 100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period; over

        (B) the value of the benefits to which she is actually entitled under such defined benefit pension plans as of the date on which her employment terminates, with such values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code;

    (viii) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the additional employer contributions to which she would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank as if she were 100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, provided that no payments shall be made pursuant to this subsection (viii) with respect to the Company’s ESOP if the ESOP is terminated effective as of a date within one year of the date of the termination of the Executive’s employment, with the Executive to reimburse the Employers for any such payments previously made within 30 days of the Executive’s receipt of a request for reimbursement from the Employers; and

    (ix) within 30 days following the occurrence of an event described in Section 9(a), upon the surrender of any shares previously awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Employers, which are then subject to restrictions, a lump sum payment in an amount equal to the product of:

        (A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of the Executive’s termination of employment; multiplied by

        (B) the number of shares which are being surrendered; provided that in the event of a breach of Section 14 of this Agreement by the Executive, the Executive acknowledges that the Employers will be entitled to recoup any and all amounts paid by the Employers to the Executive pursuant to this Section 9(b)(ix), as set forth in Section 14 hereof.

        The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the Executive’s Base Salary in effect as of the date of termination of her employment and (ii) the greater of (A) average of the cash incentive compensation earned by the Executive from the Employers or any subsidiary thereof during the three calendar years immediately preceding the calendar year in which the date of termination occurs or (B) the amount of the Executive’s target bonus under the EIP (or such other short-term incentive compensation plan(s) that the Employers may adopt subsequent to the date hereof as a replacement therefor)  for the calendar year in which the termination occurs; provided, however, for purposes of clause (ii) bonuses earned under the Bank’s Performance Unit Plan will not be included in cash incentive compensation for purposes of determining average cash incentive compensation (or with respect to Section 11(b), the highest level of cash incentive compensation).

        The Employers and the Executive further agree that the Employers may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi), (vii) and (viii) on the receipt of the Executive’s resignation from any and all positions which she holds as an officer, director or committee member with respect to the Employers or any of their subsidiaries or affiliates and to the execution of a general release by the Executive.

        (c) The Executive shall not be required to mitigate the amount of any benefits provided pursuant to the provisions of Section 9(b) by seeking other employment or otherwise. However, if the Executive becomes or is employed by another employer subsequent to the first year following termination, any compensation received by Executive subsequent to the first year following termination through the end of the Severance Benefits Period shall be offset dollar for dollar against the Employers’ obligations set forth in Section 9(b) except with respect to Section 9(b)(iii), with the Executive to reimburse the Employers the amount of the offset with respect to amounts previously paid by the Employers within 30 days of the Executive’s receipt of a request for reimbursement from the Employers.  In addition, if the Executive becomes employed by another entity subsequent to termination hereunder, and under the terms of such employment is entitled to benefits substantially similar to those provided in Section 9(b)(iii), the Employers will not be required to continue provision of the benefits set forth in said Section 9(b)(iii) for the remainder of the Severance Benefits Period.

SECTION 10.                                TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

        (a)  In the event that the Executive’s employment with the Employers shall terminate during the Employment Period on account of:

    (i)  the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge because either the Company Board or the Bank Board determines that the Executive has: (A) willfully failed to perform her assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of her employment with the Employers and their subsidiaries or affiliates; (C) engaged in willful misconduct; (D) breached her fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to her performance of services for the Company or the Bank, as determined by the Company Board or the Bank Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Company Board or the Bank Board gives written notice to the Executive of the material breach;

    (ii)  the Executive’s voluntary resignation from employment (including voluntary retirement) with the Company and the Bank for reasons other than Good Reason as specified in Section 9(a)(i); or

    (iii)  the death of the Executive while employed by the Employers, or the termination of the Executive’s employment because of “Disability” as defined in Section 10(c) below;

then in any of the foregoing events, the Employers shall have no further obligations under this Agreement, other than (A) the payment to the Executive of her earned but unpaid compensation as of the date of the termination of her employment, (B) the payment to the Executive of the benefits to which she is entitled under all applicable employee benefit plans and programs and compensation plans and programs as of the date of termination of her employment, and (C) the provision of such other benefits, if any, to which she is entitled as a former employee under the Company’s or the Bank’s employee benefit plans and programs and compensation plans and programs.

        (b)  For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employers.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board, the Bank Board or based upon the written advice of counsel for the Employers shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employers.  The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Company Board or the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

        (c)  “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

        (d)  During any period in which the Executive is absent due to physical or mental impairment, the Employers may, without breaching this Agreement, appoint another person or persons to act as interim Executive Vice President and Chief Operating Officer pending the Executive’s return to her duties on a full-time basis hereunder or her termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive her full Base Salary, bonuses and other benefits to which she is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

        (e)  The Employers may provide notice to the Executive in writing that they intend to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive is deemed to have a Disability.  At the time her employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11.                                PAYMENTS UPON A CHANGE IN CONTROL.

        (a)  The term “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code, and the regulations thereunder.  In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

        (b)  If the Executive’s employment by the Employers shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive for Good Reason as defined in Section 9(a)(i) hereof, then the Employers shall pay to the Executive a severance benefit in a lump sum payment, within five (5) days after the effective time of such termination of employment, equal to the sum of (i) three times her Base Salary as of the date of termination of her employment, (ii) three times the highest level of cash incentive compensation earned by the Executive from the Employers or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which the termination occurs and (iii) the amounts specified in Sections 9(b)(i), (ii), (iv), (vi), (vii) and (viii) (notwithstanding any contrary language contained therein with respect to payment being over a longer time period) except in calculating the amount of such benefits, to the extent applicable, the Severance Benefits Period will be for a period of three years commencing on the date of the termination of Executive’s employment. In addition, for purposes of calculating the amount due pursuant to clause (ii) above, bonuses earned under the Bank’s Performance Unit Plan will not be included in calculating the highest level of cash incentive compensation.  In calculating the benefits due to the Executive under Section 9(b)(vii) with respect to the Bank’s 2004 Supplemental Executive Retirement Plan related to its pension plan, in accordance with the terms thereof, the Executive will be treated as having attained the age equal to the greater of (x) her actual age as of the date of termination plus three years or (y) age 55. In addition, Employers shall provide the Executive with the benefits provided for in Section 9(b)(iii) for the Severance Benefits Period, as adjusted above to be for a period of three years subsequent to termination of employment, subject to compliance with the last proviso clause contained in such subsection.  In the event that the Employers are unable to provide the benefits set forth in said Section 9(b)(iii) due to the change in the Executive’s status to that of a non-employee, the Employers shall include in the lump sum payment due pursuant to the terms of this Section 11(b) the value of the benefits required to be provided by said Section 9(b)(iii) for the Severance Benefits Period as amended by this Section 11(b).  The severance and other benefits payable pursuant to this Section 11(b) shall not be subject to reduction pursuant to the provisions of Section 9(c).

SECTION 12.                                TAX INDEMNIFICATION.

       (a)  If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers and their subsidiaries, would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Company shall pay to the Executive, within ten (10) business days after the date of termination and subject to applicable withholding requirements, a cash amount equal to the sum of the following:

    (i)  twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s Abase amount” from the Employers and their subsidiaries (including their predecessors), as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the AInitial Excess Parachute Payment”;

    (ii)  such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii).  In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the Agross up percentage” (“GUP”).  The GUP shall be determined as follows:

Tax Rate
GUP  =   ________
1- Tax Rate

        The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

        (b)  Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code (before giving effect to the payments under Sections 12(a)(i) and (ii) above) is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Company’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Company or the Company must pay to the Executive in order to put the Executive (or the Company, as the case may be) in the same position the Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Company, as the case may be.

        (c)  In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on her state, local and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Company as described above.  The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Company to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined.  The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 12 is being reviewed or is in dispute.  The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 12) and the Executive shall cooperate fully with the Company in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without the prior consent of the Company.

        (d)  The Executive hereby agrees with the Employers and any successor thereto to in good faith consider and take steps commonly used to minimize or eliminate any tax liability or costs that would otherwise be created by the tax indemnification provisions set forth in Section 12 of this Agreement if requested to do so by the Employers or any successor thereto; provided, however, that the foregoing language shall neither require the Executive to take or not take any specific action in furtherance thereof nor contravene, limit or remove any right or privilege provided thereto under this Agreement.

SECTION 13.                                SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

        All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank.  In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank.

SECTION 14.                                COVENANT NOT TO COMPETE.

        In the event the Executive’s employment with the Employers is terminated for any reason prior to the expiration of the Employment Period (except as set forth below), the Executive hereby covenants and agrees that for a period of two years following the date of her termination of employment with the Employers (or, if less, for the Severance Benefits Period), she shall not, without the written consent of the Employers, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment.  In addition, in the event of a breach by the Executive of any of the provisions of this Section 14, the Executive acknowledges that the Employers will seek to recoup the amounts paid to the Executive pursuant to Section 9(b)(ix) of this Agreement, up to the full value reasonably assigned to the breach of the non-competition provisions of this Section 14 by the Employers, provided that no such action may be taken without the Employers providing the Executive not less than twenty (20) days written notice of their intent to take such action and giving the Executive the right to cure such breach within ten (10) days of the Executive’s receipt of such notice. In addition, the Employers may avail themselves of such other remedies that may be available to them as a result of any breach of this Section 14 by the Executive, with such remedies to be cumulative and not mutually exclusive.  This section shall not be applicable if the Executive’s employment is terminated upon or within one year subsequent to a Change in Control, provided that such termination is for reasons other than Cause as defined in Section 10(a)(i) hereof.

SECTION 15.                                CONFIDENTIALITY.

        Unless she obtains the prior written consent of the Employers, the Executive shall at all times keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Employers or their subsidiaries or affiliates, any material document or information obtained from the Employers or their subsidiaries or affiliates, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employers’ consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16.                                SOLICITATION.

The Executive hereby covenants and agrees that, for a period of two years following her termination of employment with the Employers for any reason, she shall not, without the written consent of the Employers, either directly or indirectly:

        (a)  solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

        (b)  provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

        (c)  solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17.                                NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

        The termination of the Executive’s employment during the Employment Period or thereafter, whether by the Employers or by the Executive, shall have no effect on the vested rights of the Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18.                                SUCCESSORS AND ASSIGNS.

        (a)  This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employers will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by an assumption agreement in form and substance  satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession or assignment had taken place.  Failure of the Employers to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as the compensation pursuant to Section 9 or 11 hereof.  For purposes of implementing the provisions of this Section 18(a), the date which any such succession without an assumption agreement becomes effective shall be deemed the date of termination of the Executive’s employment.

        (b)  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19.                                NOTICES.

        Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Gail E.D. Brathwaite
At the address last appearing
on the personnel records of
the Employers

If to the Employers:

NewAlliance Bancshares, Inc.
NewAlliance Bank
195 Church Street
New Haven, CT  06510
(or the address of the Company’s or the Bank’s principal executive office, if different)
Attention: Chairman of the Board

with a copy, in the case of a notice to the Employers, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention: Raymond A. Tiernan, Esq.
Philip R. Bevan, Esq.

SECTION 20.                                INDEMNIFICATION FOR ATTORNEYS’ FEES.

        (a)  The Employers shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employers’ obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

        (b)  The Employers’ obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employers may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employers agree to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with her consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employers, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21.                                SEVERABILITY.

        A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22.                                WAIVER.

        Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 23.                                COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24.                                GOVERNING LAW.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

SECTION 25.                                HEADINGS AND CONSTRUCTION.

        The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26.                                ENTIRE AGREEMENT; MODIFICATIONS.

        This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including that certain employment agreement dated as of March 11, 2002 between the Bank and the Executive and the amended and restated employment agreement effective as of January 3, 2006 between the Employers and the Executive.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Employers determine, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employers may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

SECTION 27.                                REQUIRED REGULATORY PROVISIONS.

        Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28.  DISPUTE RESOLUTION.

        (a)  In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

        (b)  If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the AAAA”), before resorting to arbitration.

        (c)  Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the ARules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA.  Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

        (d)  The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

        IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers and the Executive has hereunto set her hand, all as of the date of the restatement of this Agreement.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

_________________________
Gail E.D. Brathwaite, Executive

ATTEST:	NEWALLIANCE BANCSHARES, INC.

By:_____________________________	By:____________________________________
Name:__________________________	Name:_________________________________
Title:___________________________	Title:__________________________________

[Seal]

ATTEST:	NEWALLIANCE BANK

By:_____________________________	By:____________________________________
Name:__________________________	Name:_________________________________
Title:___________________________	Title:__________________________________

[Seal]